Exhibit 99.2

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

 CEVA, INC.

Fourth Quarter and Full Year 2020 Financial Results Conference Call

Prepared Remarks of Gideon Wertheizer, Chief Executive Officer and
Yaniv Arieli, Chief Financial Officer

February 16, 2021

8:30 A.M. Eastern

Good morning everyone and welcome to CEVA’s fourth quarter and full year 2020 earnings conference call. I’m joined today by Gideon Wertheizer, Chief Executive Officer, and Yaniv Arieli, Chief Financial Officer of CEVA. Gideon will cover the business aspects and highlights from the fourth quarter and provide general qualitative data. Yaniv will then cover the financial results for the fourth quarter and also provide qualitative data for the first quarter and full year 2021.

I will start with the forward-looking statements.

Forward Looking Statements

Please note that today’s discussion contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include guidance and qualitative data for the first quarter and full year 2021; optimism about 5G base station RAN deployment in China and relationship with ZTE and the opportunities presented thereby, optimism about the continued momentum in our connectivity sensing and AI technologies; ramp-up from existing Wi-Fi 4 and 5 customers; optimism that our Bluetooth technologies will allow us to penetrate the high volume smartphone market, our belief for strong licensing revenue in 2021 and potential new licensing engagements, and our belief that our royalty growth drivers will more than offset the decline in royalties from the 5G smartphone supplier switch. For information on the factors that could cause a difference in our results, please refer to our filings with the Securities and Exchange Commission. These include: the scope and duration of the pandemic; the extent and length of the restrictions associated with the pandemic and the impact on customers, consumer demand and the global economy generally; the ability of CEVA’s IPs for smarter, connected devices to continue to be strong growth drivers for us; our success in penetrating new markets and maintaining our market position in existing markets; the ability of new products incorporating our technologies to achieve market acceptance; the speed and extent of the expansion of the 5G and IoT markets; our ability to execute more non-handset baseband license agreements; the effect of intense industry competition and consolidation; and global chip market trends. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

With that said, I will now hand the call over to Gideon.

Gideon

Thank you, Richard. Good morning everyone and thank you for joining us today. 2020 was an extraordinary year, with the COVID-19 pandemic accelerating the adoption of new technologies and usage models, while presenting uncertainties and enormous operational challenges worldwide. Notwithstanding the circumstances, CEVA had an exceptional year, with all-time high revenues in both licensing and royalties, and substantial market expansion in the 5G RAN, Wi-Fi 6 and automotive spaces. I will allude to these developments in more detail later on the call.

Fourth quarter was another excellent quarter with revenue and EPS significantly ahead of our expectations. Total revenue for the fourth quarter of 2020 came in at $28.1 million, our second highest quarterly revenue on record. The licensing environment continued to be healthy, at $12.1 million for the quarter, with good demand for our Wi-Fi, Bluetooth and audio DSP products. We signed a record-equaling twenty-one new agreements, of which sixteen were for connectivity and five were for smart sensing. Seven of those agreements were with first time customers. Target products for our technologies include 5G smartphones, TWS earbuds, cellular IoT for asset tracking, and a wide variety of other IoT devices.

Late in the quarter, we signed a comprehensive and sizable license agreement for our connectivity portfolio with a key OEM in the mobile space that is internalizing the developments of Wi-Fi and Bluetooth technologies and intends to deploy our connectivity portfolio across all of its 5G smartphones, TWS earbuds and other smartphone related products. This agreement along with others that we have in our pipeline reinforce our belief for a stronger and another record year in licensing revenue for 2021.

Royalty revenue came in at an all-time record high $16.1 million, up 19% year-over-year. Seasonal strength across our IoT markets and strong shipments of 4G smartphones were the key drivers for this exciting record. For the second quarter in succession, we reported all-time high royalty revenues from our Bluetooth, Wi-Fi and sensor fusion product lines.

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

For the full year 2020, revenue came in at a record-setting $100.3 million, up 15% from 2019. This marks the first time that CEVA has crossed the $100 million annual revenue threshold, a year ahead of our expectations. Licensing and related revenue had a record year with $52.5 million, up 10% from last year. We continued to expand our customer base with a record 55 license agreements signed, of which seventeen were first-time customers. Annual royalty revenue came in at an all-time high $47.8 million, up 22% as compared to 2019. Royalty revenue from our base station and IoT product category grew 72% year-over-year to $22.3 million, as the momentum for our large and diverse customer base across multiple end markets continues. Royalty revenue from handsets declined slightly year over year, down 3% to $25.5 million. Units shipments of CEVA based products grew 27% year over year, to more than 1.3 billion units, with a record 750 million units from our base station & IoT customers.

In perspective, 2020 was a landmark year for both CEVA and its industries. The global pandemic highlighted the impact connectivity has on our lives and acted as a catalyst for rapid change towards digital transformation. This presents a unique set of opportunities for CEVA-differentiated technologies and operational agility, in particular in four key markets: 5G RAN, Wi-Fi, TWS earbuds and automotive. Let me take the next few minutes to elaborate on these growth drivers and the anchors CEVA already has in place in these lucrative markets.

5G RAN

5G offers faster data rates and ubiquitous connectivity. The fast rollout of 5G networks to date is predominantly aimed at smartphone use cases. According to Ericsson’s most recent Mobility Report, by the end of 2020, over 1 billion or 15 percent of the world’s population live in a 5G coverage area. China in particular is very advanced with 70% of the global 5G connections according to the GSM Association. Beyond smartphones, 5G offers new growth opportunities in regards to URLLC and IoT applications. These applications will be at the center of next-generation technology deployments in industrial, robotics, AR and autonomous cars.

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

The digital transformation, and the new applications 5G enables, present sizable opportunities for CEVA’s 5G RAN technologies beyond our existing incumbency in baseband. This specifically applies to:

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The growing use of Active Antennas, a new antenna technology that combines arrays of antennas with a DSP to process complex algorithms such as massive MIMO and beamforming for more precise steering of the antenna signal which gains a substantial boost in capacity and energy efficiencies.

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The emergence of O-RAN and vRAN which aims to transform the telecom industry from relying on proprietary platforms from a limited number of OEM to a disaggregate network with open interfaces and a multitude of merchant chips from incumbent and new suppliers. Rethink Research is expecting Open RAN to account for 58% of the overall RAN CAPEX spending by 2026.

With our second-to-none competitive edge in DSP processors, we are able to empower our existing and upcoming customers to innovate and quickly expand their market reach to the remote radio units and address new opportunities in the RAN space like private networks, small cells, Fixed Wireless Access and O-RAN. We are encouraged by the progress ZTE has made in the 5G RAN space, growing its share in the global RAN market from 8% to 11% on a year-over-year basis, according to Dell’Oro, and we expect other customers of ours to go into production in 2021.

Wi-Fi

Wi-Fi is deployed in over 5 billion smartphones and more than 300 million hotspots today. Cisco estimates that more than 50% of the global mobile data traffic is offloaded to Wi-Fi, and this is set to grow to over 70%. AT&T noted that its network experienced 90% Wi-Fi data growth during the pandemic.

The new Wi-Fi standards, Wi-Fi 6 and 6E, provide substantially higher data rates of up to 9.6Gbit/s vs. 1.3Gbit/s in the prior generation, Wi-Fi 5. Wi-Fi 6 also presents sizable opportunities beyond smartphones and PCs, through the proliferation of connected IoT devices such as smart home appliances, smart TVs, smart speakers, connected cars and wearables.

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

Our RivieraWaves Wi-Fi 6 IP is at the forefront of the Wi-Fi 6 upgrade cycle and the only IP with successive record of accomplishment. We have signed to date more than ten Wi-Fi 6 customers, and our existing Wi-Fi 4 and 5 customer shipments grew more than six-fold in 2020, the start of a significant expected ramp up.

In addition, as I noted earlier, Wi-Fi 6 along with our Bluetooth technologies bring us opportunities to penetrate the high volume market of smartphones as more OEMs are looking to internalize wireless connectivity technologies, as well as semis that look to take advantage of our leadership in the Wi-Fi 6 and Bluetooth domains.

TWS earbuds

The TWS earbuds market presents a lucrative opportunity for CEVA due to its size and roadmap. Per IDC, by 2020, the TWS segment reached 234 million sets and projected to reach to 400 million set by 2024, representing a CAGR of 14%. The pandemic has expedited the proliferation of TWS as more people have to work or study from home and require high quality earbuds to ensure a good experience. Additionally, large handset OEMs have recently decided to remove complimentary earbuds from new phone packages, paving the way for a large merchant market for TWS earbuds.

CEVA already has a strong presence in the TWS earbuds space with our Rivierawaves Bluetooth IP. Overall, our Bluetooth technology has been adopted by more than 80 semis and OEMs to date and powered more than 520 million devices in 2020, up 44% year-over-year.

Furthermore, the future TWS earbud designs will progressively seek to add more functionalities while dealing with the challenges of finite space and battery life. Among those functionalities are noise cancellation for adverse environmental conditions, voice recognition, AI and sensors for activity and health tracking, all of which relates to technologies that CEVA owns. In the coming weeks, we will officially announce the world’s first comprehensive and open platform for TWS earbuds and hearables that we will license. We have already started to introduce this high value differentiated IP to lead customers and expect to conclude the first license agreement shortly.

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

Automotive

The automotive market represents 9% of the global semiconductor consumption or $41 billion in sales. Yet, selling into the space requires overcoming large entry barriers and it commonly takes between three to five years for semiconductor vendors using new technology to qualify a design at a Tier one or OEM before going into production. With that said, as soon as production starts, the product lifecycle in automotive is longer than most other markets, ensuring a stable source of revenue and profits and plays well with CEVA’s R&D investment strategy.

In recent years, the automotive industry has undergone a massive technology transformation driven by the adoption of ADAS and electrification.

ADAS applications such as Lane Departure Warning, Emergency Breaking, Parking Assistance, Driving Monitoring Systems, require high performance DSPs to process sensory data captured by cameras, radars, Lidars and other sensors surrounding the vehicle.

Automotive electrification is gaining momentum as a result of an increased emphasis of governments to lower CO2 emission as threats of climate change produce more and harsher storms, wildfires and flooding. Battery management system plays a key role in the electrical powertrain, in charge of keeping high efficiency and longer life of the battery cells. Powertrain vendors and OEMs have recently started to use DSPs along with AI to boost the performance of battery systems for longer drive per charge in diverse environmental and use conditions.

Leading Tier Ones and OEMs are increasingly receptive to new DSP advancements, and the collaborative business model that CEVA proposes in the areas of ADAS and powertrain. Our latest SensPro2 DSP architecture, the world’s foremost DSP for sensor processing, provides a unified architecture for real time monitoring and AI processing of sensory data extracted from radars, camera’s, Lidar, Cellular V2X and varieties of environmental sensors. Our CDNN AI toolkit, is able to quantize, prune and optimize neural networks and speed up neural network inference processing, a crucial requirement for a fast response time of the vehicle.

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

These core technologies and competencies were the drivers for the two key agreements we signed during 2020 with two of the largest automotive semi’s that plan to use our technologies for powertrain and level 2+ ADAS. We will continue in the coming year to strengthen our relationship with our two key customers and seek to engage with other stakeholders, capitalizing on core technologies and our growing reputation in automotive. It also aligns with CEVA’s strong focus and commitment to environmental improvement technologies and products.

Before my closing remarks, we would like to express our concerns and sympathies for those affected by the global pandemic. The ongoing situation presents us with numerous challenges, and we continue to focus on the safety of our employees, customers and suppliers.

Our record-setting results for the year demonstrates the breadth of our technology portfolio, its resiliency to global events and primarily our employees’ focus and devotion to maintain and even exceed aggressive targets that we set for ourselves.

As we enter 2021, we look to continue to be at the forefront of the digital transformation and capitalize on our core technologies and customer diversity to grow our market share and maximize our return from growing industries, in particular 5G RAN, Wi-Fi, TWS earbuds and automotive that I discussed earlier. These industries present multi-year growth opportunities for our connectivity sensing and AI technologies, and we are well positioned to take advantage of it.

Finally, I would like to take this opportunity to thank all of our employees for their hard work, innovation and fantastic execution. I would like to extend my thanks to our partners, suppliers and last but not least to our investors for their confidence and support.

We wish you all a healthy, happy and prosperous year and please stay safe!

With that said, I’ll now turn the call over to Yaniv, who will outline our financials and guidance.

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

Yaniv

Thank you Gideon, I’ll start by reviewing the results of our operations for the fourth quarter of 2020.

-	Revenue for the fourth quarter was $28.1 million, down slightly as compared to $28.3 million for the same quarter last year. The revenue breakdown is as follows:
o	Licensing and related revenue was approximately $12.1 million, reflecting 43% of total revenues, 18% lower as compared to the fourth quarter of 2019.
o	Royalty revenue was a record $16.1 million, reflecting 57% of total revenues, up 19% from $13.5 million for the same quarter last year and up 28% sequentially.
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Base Station & IoT royalty revenue contributed $6.4 million in the quarter, up 50% year-over-year, with all-time record high royalty contributions from our Bluetooth, Wi-Fi and sensor fusion product lines.

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Quarterly gross margin was 91% on GAAP basis and 92% on non-GAAP basis, both higher than projected. Non-GAAP quarterly gross margin excluded approximately $0.2 million of equity-based compensation expenses and $0.2 million of amortization of other assets associated with the Immervision investment.

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Total operating expenses for the fourth quarter were $23.2 million, just over the high-end of our guidance, mainly due to accrued compensation related benefits and commission associated with the higher 2020 revenues. OPEX also included an aggregate equity-based compensation expense of approximately $3.4 million, amortization of acquired intangible assets associated with the acquisition of the Hillcrest Labs business and the Immervision investment of $0.6 million. Total operating expenses for the fourth quarter, excluding equity-based compensation expenses and amortization of intangible assets, were $19.3 million, about $0.5 million above the high end of our guidance due to the same reasons I just highlighted.

-	U.S. GAAP net income for the quarter was $0.6 million, and diluted earnings per share was 3 cents, compared to net income of $3.1 million and 14 cents for the fourth quarter of 2019.
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Non-GAAP net income and diluted EPS for the fourth quarter of 2020 was $4.7 million and 20 cents, respectively, significantly higher than our internal estimates. Net income and diluted EPS for the fourth quarter of 2019 was $6.8 million and 30 cents, respectively. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2020 excluded: (a) equity-based compensation expense, net of taxes, of $3.4 million, and (b) the impact of the amortization of acquired intangible and other assets of $0.7 million associated with the acquisition of the Hillcrest Labs business, and the Immervision investment. Non-GAAP net income and diluted earnings per share for the fourth quarter of 2019 excluded: (a) equity-based compensation expense, net of taxes, of $2.8 million, and (b) the impact of the amortization of acquired intangible and other assets of $0.9 million associated with the acquisition of the Hillcrest Labs business, and the Immervision investment.

-	Of note, the fourth quarter 2020 financials included a $2 million tax expense due to withholding taxes which cannot be utilized in future years.

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

Other related data

-	Shipped units by CEVA licensees during the fourth quarter of 2020 were a record 484 million units, up 39% sequentially and up 35% from the fourth quarter 2019 reported shipments.
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Of the 484 million units shipped, 217 million units, or 45%, were for handset baseband chips, reflecting a sequential increase of 45% from 149 million units of handset baseband chips shipped during the third quarter of 2020 and a 11% increase from 196 million units shipped year over year.

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Our base station and IoT product shipments reached a second sequential all-time record high of 268 million units, up 34% sequentially and up 63% year over year. Of the 268 million units, Bluetooth was 187 million units, a new all-time quarterly record high.

As for the year

-	Our total shipments increased 27% year-over-year to over 1.3 billion units, an all-time record high and which equates to approximately 42 CEVA-powered devices sold every second in 2020.
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Annual shipments of handsets was flatish year-over-year at 575 million devices. After a slow start to the year, handset shipments from our large China-based customer grew significantly in the second half of the year.

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Base station and IoT product royalty revenue continued to grow and reached a new record level of $22.3 million, up from $13 million in 2019 and $8.9 million in 2018. In terms of units, base station and IoT product unit shipments were up 60% year-over-year to 750 million units.

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Overall, we surpassed the $100 million total revenue milestone for the first time. This significant accomplishment was achieved as a result of all-time record high licensing and royalty revenue and we are very proud.

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

As for the balance sheet items

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As of December 31, 2020, CEVA’s cash and cash equivalent balances, marketable securities and bank deposits were $160 million. We did not repurchase any shares this quarter and have approximately 498,000 shares available for repurchase.

-	Our DSO for the fourth quarter of 2020 was 48 days.
-	During the fourth quarter, we generated $6.8 million of cash from operations; depreciation and amortizations were $1.5 million and purchase of fixed assets was $0.4 million.
-	At the end of the year, our headcount was 404 people, of which 335 were engineers, slightly higher than a total of 398 people at the end of September 2020 and 22 over 382 people at the end of 2019.

Now for the guidance

We expect 2021 to be another growth year for CEVA as the momentum in our business continues. We are forecasting total revenue to be just over $106 million for 2021 with growth in both royalties and licensing. Specifically, in regard to the royalty revenue forecast, we are taking a “wait and see” approach, as the semiconductor industry is experiencing extended lead times for chip orders and lean inventories which is expected to last through the first half of the year, at least.

Our licensing business continues to be solid with growing opportunities in 5G, Wi-Fi 6, TWS earbuds and automotive, as Gideon earlier elaborated. We are targeting another record year for licensing, which will set the stage for additional new streams of royalties in the years to come.

On the royalty front, we are expecting a decline in royalties from a leading smartphone OEM who has switched to another baseband supplier for its recently launched 5G smartphone lineup. With that said, we do maintain our presence in its 4G smartphones that are still expected to ship in volume this year. We also see continued progress for our China-based customer, who has recently regained good momentum in low cost smartphones for emerging markets, and has also recently launched its first CEVA-powered 5G chip in China. In our base station and IoT product category, we expect to continue to outgrow the markets we are targeting. Overall, we believe that our new royalty growth drivers will more than offset the decline in royalties from the 5G smartphone supplier switch.

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

On the expense side, we forecast approximately $3 million additional expenses in 2021 versus 2020 that relate to the devaluation of the U.S. dollar compared to other currencies that we use (both the Israeli Shekels and Euros).

-	On COGS, we expect higher non-GAAP expenses of approximately $0.5 million due to more sensor fusion chip sales and other project expenses.
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On OPEX, with our strong licensing execution in 2020 and even stronger expectations for 2021, we will continue to support these new customers and reinforce our leadership with disciplined investments in R&D. Overall, non-GAAP OPEX increase will be approximately $6 million, half of it ($3 million) attributable to FX, as I stated previously.

-	Equity-based compensation is forecast to be approximately the same as 2020, around $13.3 million.
-	Annual gross margins are forecast to be similar to 2020, in the region of 89% on a GAAP basis and 91% on a non-GAAP basis.
-	Interest income is forecasted to be lower than 2020 due to lower interest rate environment, at $0.6 million per quarter.
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Taxes are expected to be higher due to higher taxes in France for our RivieraWaves business. Approximately 22% of pre-tax income on a non-GAAP basis. This is compares to 2020’s level excluding $3 million tax expense due to withholding taxes which cannot be utilized in future years.

-	Share count for 2021 is expected to be approximately 23.5 million shares.

Specifically for the first quarter of 2021

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Gross margin is expected to be approximately 89% on a GAAP and 91% on a non-GAAP basis, excluding an aggregate of $0.2 million of equity-based compensation expenses and $0.2 million of amortization of other assets associated with the Immervision investment.

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OPEX for the first quarter of 2021 is forecasted to be slightly higher than fourth quarter of 2020. GAAP-based OPEX is expected to be in the range of $23.2 million to $24.2 million. Of our anticipated total operating expenses for the first quarter, $3.1 million is expected to be attributable to equity-based compensation expenses and $0.6 million to the amortization of acquired intangible assets associated with the Immervision investment. Non-GAAP OPEX is expected to be in the range of $19.6 million – $20.6 million.

-	Net interest income is expected to be approximately $0.6 million.
-	Taxes for the first quarter are expected to be approximately $0.5 million on both a GAAP and a non-GAAP basis.
-	Share count for the first quarter of 2021 is expected to be 23.3 million shares.

Operator: You can now open the Q&A session

CEVA, Inc. Q4 & FY 2020 Financial Results Conference Call - Prepared Remarks :: Feb 16, 2021

Wrap Up: Richard

Thank you for joining us today and for your continued interest in CEVA. As a reminder, the prepared remarks for this conference call are filed as an exhibit to the Current Report on Form 8-K and accessible through the investor section of our website at https://investors.ceva-dsp.com.

With regards to upcoming events, we will be participating in the following virtual conferences:

-	Susquehanna 10th Annual Technology Conference, March 9th to 11th.
-	Roth Virtual Conference, March 15th to 17th.

Further information on these events and all events we will be participating in can be found on the investors section of our website.

Thank you and goodbye